SCHEDULE 14A INFORMATION

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                      the Securities Exchange Act of 1934

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         or Rule 14a-12

                         ADT LIMITED
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                (Name of Registrant as Specified In Its Charter)

                    WESTERN RESOURCES, INC.
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                   (Name of Person(s) Filing Proxy Statement)

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The following news release / employee update was issued by Western Resources,
Inc. on January 24, 1997:


          DIVIDEND INCREASED; ANNUAL EARNINGS REPORTED

     TOPEKA, Kansas, January 24, 1997 -- Western Resources today announced
that it will increase dividends      per common share to 52 1/2 cents for the
first quarter of 1997. The increase is a one cent per share gain from the quarterly rate for 1996. On an annualized basis, the 1997 indicated dividend rate is $2.10.
     Also announced today were 1996 annual earnings for the company.
Earnings were $2.41 per share of common stock for 1996 versus $2.71 a year earlier. One-time restructuring and other charges, recorded by ADT Limited
(ADT), related to costs associated with discontinued plans to merge with Republic Industries and to the integration of acquisitions, adversely impacted Western Resources' earnings by $0.19 per share. Western Resources is the largest shareowner of ADT, owning 27 percent of the outstanding shares of the monitored security company. Abnormally cool weather during the summer season also affected earnings for the utility operations of the company.
     "Though final earnings are lower this year, operating revenues improved and we remain on track to achieve our goal of establishing a branded presence throughout the United States and abroad," said John E. Hayes, Jr., Western Resources chairman of the board and chief executive officer.
     To prepare for anticipated increased competition in the electric utility industry, Western Resources executed a number of strategic initiatives in 1996.
     An offer to merge with Kansas City Power & Light Company of Kansas
City, Missouri, has been extended to February 5, 1997. Substantive merger negotiations continue between the two companies.
     Westar Security, a wholly-owned Western Resources subsidiary, grew through acquisitions to become the third-largest monitored security company in the U.S. Westar Security has offices in most major markets and direct access to more than 55 percent of the U.S. population.
     Western Resources also has made an offer to acquire all of ADT. Acquisition of ADT, joined with the security businesses already held, will make Westar the largest monitored security business in the world, with 280 offices in 46 states in the U.S., Canada, and Europe.
     In December, Western Resources struck a strategic alliance with ONEOK, Inc. of Tulsa, Oklahoma. The natural gas assets of Western Resources will be contributed to ONEOK in exchange for a 45 percent ownership position in ONEOK. This transaction also provides access to 735,000 ONEOK customers to whom security and other services can be marketed.
     Western Resources also grew globally in 1996. The Wing Group, acquired in early 1996, successfully closed three major international power agreements this year in China, Turkey and Colombia.
     "In 1996, we made tremendous progress in securing Western Resources' future as a dynamic international company in the business of making people's lives safer and easier. We believe that the benefits of these growth initiatives will continue to enhance the value of Western Resources."
     Operating revenues for 1996 increased 17.4 percent to $2,046,819,000 compared to last year's figure of $1,743,300,000. Operating income improved nine percent from last year rising from $278,709,000 to $303,993,000. Fuel cost increases and the amortization of the adjustment for the company's 1992 acquisition of KGE boosted operating expenses from $1,464,591,000 in 1995 to $1,742,826,000 for 1996.
     Sales of electricity and natural gas were higher in 1996 for most customer classes. Wholesale electricity sales showed the greatest gain, jumping 47.3 percent to 5.9 million megawatt-hours in 1996.


                     FOURTH QUARTER REPORT

WESTERN RESOURCES, INC.

                         Quarter Ended       Twelve Months Ended
                          December 31,          December 31,
                    1996           1995             1996            1995
1.  Operating Revenues  $564,904,000   $457,341,000    $2,046,819,000  $1,743,300,000

2.  Net Income           $32,466,000    $46,480,000      $168,950,000    $181,676,000

3.  Earnings Applicable to
     Common Stock      $31,236,000    $43,125,000      $154,111,000    $168,257,000

4.  Average Common Shares
     Outstanding        64,522,510     62,712,175        63,833,783      62,157,125

5.  Earnings per Average
    Common Share Outstanding   $0.48          $0.69             $2.41           $2.71

6.  Net Utility Plant (after depreciation)
                      $4,356,518,000 $4,356,350,000

     Western Resources (NYSE:WR) is a full-service, diversified energy company with total assets of more than $6 billion. Its utilities, KPL and KGE, operating in Kansas and Oklahoma, provide natural gas service to approximately 650,000 customers and electric service to approximately 600,000 customers. Through its unregulated subsidiaries, Westar Energy, Westar Security, Westar Capital, and The Wing Group, a full range of energy and energy-related products and services are developed and marketed in the continental U.S., and offshore.
     For more information about Western Resources and its operating companies, visit us on the Internet at http://www.wstnres.com.


     COMMON SHARES OF ADT LIMITED ("ADT") HELD BY WESTAR CAPITAL, INC. ("WESTAR") AND CERTAIN DIRECTORS AND EXECUTIVE OFFICERS, EMPLOYEES AND OTHER REPRESENTATIVES, INCLUDING DIRECTOR NOMINEES, OF WESTERN RESOURCES, INC. ("WESTERN RESOURCES") AND WESTAR, AND CERTAIN TRANSACTIONS BETWEEN ANY OF THEM AND ADT
        Western Resources and Westar may solicit proxies in order to replace the Board of Directors of ADT with their nominees, Steven L. Kitchen and Steven A. Millstein. The participants in this solicitation may include Western Resources and Westar, John E. Hayes, Jr. and David
     C. Wittig, each a director of Western Resources, and the following executive officers and employees of Western Resources or Westar
     (unless otherwise indicated, each is an executive officer or employee of Western Resources): Steven L. Kitchen (E.V.P. and C.F.O.), Carl M. Koupal, Jr. (E.V.P. and C.A.O.), John K. Rosenberg (E.V.P. and G.C.), Jerry D. Courington (Controller), James A. Martin (V.P.), Richard D. Terrill (Secretary), Steven A. Millstein (President, Westar Security), Michel' J. Philipp, Bruce A. Akin, Craig A. Weingartner, Lori A. Finney, Carolyn Starkey and Bruce Burns.
        Westar beneficially owns approximately 27% of the Common Shares of ADT all of which were purchased in privately negotiated and open market purchases during the last two years.
        Other than as set forth herein, as of the date of this news release, neither Western Resources or Westar nor any of their respective directors, executive officers, employees or other representatives, including director nominees, who may solicit proxies has any security holdings in ADT.
        Although Salomon Brothers Inc ("Salomon"), Bear Stearns & Co. Inc. ("Bear Stearns") and Chase Securities Inc. ("Chase"), financial advisors to Western Resources, and Barnes Associates, Inc. ("Barnes Associates") and Deloitte & Touche, consultants to Western Resources, do not admit that they or any of their directors, officers, employees or affiliates are a "participant," as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934 by the Securities and Exchange Commission, or that Schedule 14A requires the disclosure of certain information concerning them, Gregg S. Polle (Managing Director), Arthur H. Tildesley, Jr. (Director), Bill Murphy (Vice President) and Chad Rucker (an Associate), in each case of Salomon, Douglas T. Lake (Senior Managing Director), Rich Osler (Managing Director) and David F. Huff (Vice President), in each case of Bear Stearns, Mark Davis (Managing Director), John Bass (Vice President) and Andrew Quigley Associate), in each case of Chase, Michael S. Barnes (President) and Mark Gronowski (Senior Vice President), in each case of Barnes Associates, and Tom Flaherty (National Partner) and Chris Bracken (Senior Consultant), in each case of Deloitte & Touche, may assist Western Resources and Westar in such a solicitation. Salomon, Bear Stearns and Chase engage in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of their business, Salomon, Bear Stearns and Chase may trade securities of ADT for their own account and the account of their customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Brothers Inc has advised Western Resources that as of December 13, 1996, Salomon held a short position with respect to 10,800 common shares of ADT, and beneficially owned Liquid Yield Option Notes of an affiliate of ADT exchangeable for 14,595 common shares of ADT. Bear Stearns and Chase have advised Western Resources that they have no beneficial ownership of securities of ADT or its affiliates.
        Except as disclosed above, to the knowledge of Western Resources and Westar, none of Western Resources or Westar, or their respective directors, executive officers, employees or other representatives, including director nominees, named above has any interest, direct or indirect, by security holdings or otherwise, in ADT. This news release/employee update is neither an offer nor an exchange nor a solicitation of an offer to exchange shares of common stock of ADT Limited. A registration statement relating to the Western Resources securities referred to in this news release/employee update has been filed with the
     Securities and Exchange Commission but has not yet become effective. This news release/employee update shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.